UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM 8-K

______________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 18, 2010

STEELE RECORDING CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	333-143970	75-3232682
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3504 South 5175 West Cedar City, Utah	84720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (435) 592-5553

____________________
 (Registrant’s former address and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01  Change in Control of Registrant

On May 18, 2010 Mack Steele sold in a private sale 10,000,000 shares of the Registrant’s outstanding common stock (representing approximately 81% of the total shares outstanding) to Peter Kristensen. Mr. Kristensen acquired the shares for $30,000 of personal funds.

As a result of this transaction, Mr. Kristensen was appointed to the Registrant’s Board of Directors.

Information required by the general form for registration of securities on Form 10 can be found in the Registrant’s Form 10-K filed with the Securities and Exchange Commission on April 15, 2010.

Item 5.02  Departure of Director; Election of Director; Appointment of Certain Officers

Cody Bulloch resigned as a Director of the Registrant effective as of May 18, 2010. Mr. Bulloch did not indicate any disagreement with the Registrant relating to the Registrant’s operations, policies or practices.

On May 18, 2010, Mack Steele, the Registrant’s sole director, appointed Peter Kristensen to fill the Board vacancy left by Mr. Bulloch’s resignation. Mr. Kristensen was also appointed as President and CEO of the Registrant as of May 18, 2010 succeeding Mr. Steele who resigned from those positions. Mr. Steele continues in his positions as CFO, CAO and Secretary of the Registrant. All executive officers will continue to serve without compensation.

Mr. Kristensen, age 48, is an international consultant to the alternative energy sector, with many years of executive management experience including serving on the Board of Directors of several companies. He has an extensive background in corporate reorganizations, finance and business development. Mr. Kristensen received his Bachelors of Science Degree in Geophysical Engineering in 1985 from the University of Utah. Mr. Kristensen is not currently an officer or director of any other reporting company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2010	STEELE RECORDING CORPORATION

By: /s/ Peter Kristensen
Peter Kristensen, Chief Executive Officer